Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Celgene Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of Celgene Corporation of our reports dated February 28, 2011, with respect to the consolidated balance sheets of Celgene Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 2010, the related consolidated financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2010.  Our report on the consolidated financial statements refers to the Company’s change in its method of accounting for business consolidations as of January 1, 2009 and its change in its methods of accounting for fair value measurements in the fiscal year ended December 31, 2008 due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board.

/s/ KPMG LLP

Short Hills, New Jersey

November 2, 2011